BLOCK MORTGAGE FINANCE, INC.
                    ASSET BACKED CERTIFICATES, SERIES 1998-2

                  MASTER SERVICER ANNUAL OFFICER'S CERTIFICATE

                                March 30, 1999


     Pursuant to the provisions of Section 8.16 of the Pooling and Servicing Agreement dated as of July 1, 1998, by and between BLOCK MORTGAGE FINANCE, INC., as Depositor, COMPANION MORTGAGE CORPORATION, as Seller, BLOCK FINANCIAL CORPORATION, as Master Servicer, and THE FIRST NATIONAL BANK OF CHICAGO, N.A., as Trustee (the "PSA"), I, Bret G. Wilson, Vice President of the Master Servicer, hereby certify as follows:

     (i) a review of the activities of the Master Servicer during the preceding calendar year and of performance under the PSA has been made under my supervision;

     (ii) to the best of my individual knowledge based on such review, the Master Servicer has fulfilled all of its obligations under the PSA for such year; and

     (iii) the Master Servicer's short-term commercial paper is rated is A1 by Standard & Poor's and P-1 by Moody's.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the PSA.


                               BLOCK FINANCIAL CORPORATION


                               By:  /s/ Bret G. Wilson
                                  ------------------------------------
                                    Bret G. Wilson, Vice President